Part II
Item 6. (continued)


                                  EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements
                          (in thousands, except ratio)
                                   (Unaudited)


                                                               Nine Months Ended
                                                              September 30, 1998

Net income                                                        $    56,860
                                                                  -----------

Fixed charges:
      Advisory fees                                                       188

Total fixed charges                                                       188

Earnings before fixed charges                                     $    57,048
                                                                  ===========

Fixed charges, as above                                           $       188

Preferred stock dividend requirements                                  33,413

Fixed charges including preferred stock dividends                 $    33,591
                                                                  ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                              1.70


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